Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BW Ultimate Parent, LLC

Beverly, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 13, 2021, relating to the consolidated financial statements of BW Ultimate Parent, LLC which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, MA

December 22, 2021